Exhibit 4

Convertible Promissory Note

US $500,000	November 14, 2011

FOR VALUE RECEIVED, the undersigned, Single Touch Systems Inc.; a Delaware Corporation (the "Obligor"), hereby promises and pay to the order of Stephen D. Baksa, an individual (the "Holder"), the principal sum of Five Hundred Thousand Dollars ($500,000) payable as set forth below. The Obligor also promises to pay to the order of the Holder interest on the principal amount hereof at a rate of Ten percent  (10%) per annum, which interest shall be payable annually. Interest shall be calculated on the basis of the year of 365 days and for the number of days actually elapsed.  The payments of principal and interest hereunder shall be made in coin or currency of the United States of America which at the time of payment shall be legal tender therein for the payment of public and private debts.

This Note shall be subject to the following additional terms and conditions and be the entire agreement between the Holder and Obligor:

1.
Payments.  Subject to Section 3 hereof, all principal shall be due on demand of the Holder in one (1) installment on or after November 14, 2012 (the "Maturity Date") or prior to such Maturity Date in an Event of Default as provided in Section 8 hereof. In the event that any payment to be made hereunder shall be or become due on Saturday, Sunday or any other day which is a legal bank holiday, such payment shall be or become due on the next succeeding business day. The Maturity Date may be extended upon the mutual written consent of the Holder and Obligor.

2.
Warrant. As an additional consideration the Holder shall be provided a warrant that shall entitle the Holder to purchase up to 1,000,000 shares of Common Stock of the Company (the “Warrant Shares”) at $0.25 per share (the conversion price and number of Warrant Shares may be adjusted as provided in the issued Warrant) at any time on or before the third anniversary of this Note. The Warrant shall be delivered with this Note and together comprise the Unit/s purchased.

3.
Prepayment The Obligor and the Holder understand and agree that the principal amount and any accrued interest accumulated on this Note may be prepaid, without penalty on the Obligor, in part or in whole by the Obligor and anytime prior to the maturity date upon ten (10)  days written notice to the Holder.

4.	Conversion.

(a)           This Note, including accrued interest limited to the 12 month term, shall be convertible into shares of Single Touch Systems Inc. (symbol “SITO”) issuable by the Obligor ("Common Stock"), at a conversion price of Fifty Cents ($0.50) per share (the "Conversion Price") (the conversion price and number of Warrant Shares may be adjusted under the same terms and conditions and using the same methodology as provided in the issued Warrant, provided, however, that the Conversion Price as provided in this Section 4(a) of this Convertible Promissory Note will be so adjusted and so recalculated in lieu of Purchase Price as provided in that Warrant) at the option of the Holder in whole or in part at any time.  The Holder shall effect conversions by surrendering to the Obligor the Note and by delivering to the Obligor a written conversion notice (the "Holder Conversion Notice").  Each Holder Conversion Notice shall specify the amount of principal to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Holder Conversion Notice to the Obligor (the "Conversion Date").  If the Holder is converting less than the entire principal amount of this Note, then the Obligor shall deliver to the Holder a new Note for such principal amount as has not been converted within five (5) business days of the Conversion Date. Each Holder Conversion Notice, once given, shall be irrevocable.

(b)           Not later than ten (10) business days after the Conversion Date, the Obligor will deliver, or will cause to be delivered, to the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of all or a portion of the principal amount of this Note.

(c)           Certificates representing shares of Common Stock to be delivered upon a conversion hereunder may bear restrictive legends and may be subject to trading restrictions on the stock transfer books.  The Obligor shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of this Note until the Note is delivered for conversion to the Obligor, or until the Holder notifies the Obligor that this Note has been lost, stolen or destroyed and provides a bond or other supporting documentation reasonably satisfactory to the Obligor (or other adequate security reasonably acceptable to the Obligor).

(d)           The Obligor covenants that it will at all times reserve and keep available Common Stock held by it sufficient to satisfy the terms of this Note.

(e)           Upon a conversion hereunder the Obligor shall not be required to deliver stock certificates representing fractions of shares of Common Stock. The Obligor may at its sole and absolute discretion round fractional shares to the nearest whole share as full, final and complete satisfaction of its obligations for any conversion hereunder.

(f)           The transfer of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the original Holder.

(g)           Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Obligor at the facsimile telephone number or address designated in writing by the Obligor or alternatively at the principal place of business of the Obligor. Any and all notices or other communications or deliveries to be provided by the Obligor hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Holder at the facsimile telephone number or address of the Holder designated in writing by the Holder or alternatively at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if delivered via facsimile prior to 4:30 p.m. (Pacific Time) on a business day, (ii) the business day after the date of transmission, if delivered via facsimile later than 4:30 p.m. (Pacific Time) on any date and earlier than 11:59 p.m. (Pacific Time) on such date, (iii) one (1) business day following the date of sending, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

5.           No Waiver.  No failure or delay by the Holder in exercising any right, power or privilege under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No course of dealing between the Obligor and the Holder shall operate as a waiver of any rights by the Holder.

6.           Waiver of Presentment and Notice of Dishonor.  The Obligor and all endorsers, guarantors and other parties that may be liable under this Note hereby waive presentment, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

7.           Registration.  The Board of Directors of the Obligor may in its sole and absolute discretion register some or all of the Warrant Shares with its next registration statement on Form S-1.

8.           Events of Default.  The entire unpaid principal amount of this Note and the interest due hereon shall, at the option of the Holder exercised by written notice to the Obligor forthwith become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice:

(a)            if default shall be made in the due and punctual payment of the principal of this Note and the interest due thereon when and as the same shall become due and payable, whether at maturity, or by acceleration or otherwise, and such default have continued for a period of fifteen (15) days.

(b)           if the Obligor shall:

(i)	file a petition in bankruptcy or petition to take advantage of any insolvency act;

(ii)	on a petition in bankruptcy filed against him, be adjudicated a bankrupt;

(iii)
file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof; or

(c)           if the court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Obligor, a receiver of the whole or any substantial part of the Obligor's property, and such other judgment or decree shall not be vacated or set aside or stayed with thirty (30) days from the date of entry thereof;

(d)           if, under the provisions of any other law for the relief or aid of debtors, any court or competent jurisdiction shall assume custody or control of the whole or any substantial part of Obligor's property and such custody or control shall not be terminated or stayed within (30) days from the date of assumption of such custody or control.

9.           Remedies.  In case any one or more of the Events of Default specified in Section 8 hereof shall have occurred, the Holder may proceed to protect and enforce its rights whether by suit and/or equity and/or by action law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon the Note or enforce any other legal or equitable right of the Holder.

10.           Severability.  In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.           Governing Law.  This Note and the right and obligations of the Obligor and the Holder shall be governed by and construed in accordance with the laws of the State of California. Any action to enforce this Note shall be in the federal or state court sitting in San Diego County.

IN WITNESS WHEREOF, Single Touch Systems, Inc., has signed this Note effective as of the 14th day of November 2011.

OBLIGOR:
Single Touch Systems Inc.

By: /s/ James Orsini
James Orsini
President, Single Touch Systems Inc.

Agreed:
HOLDER

By: /s/ Stephen D. Baksa
Stephen D. Baksa, an individual